Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

CREATIVE FUTURE ACQUISITION CORP
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Units, each consisting of one ordinary share, par value $0.001 per share and one Right entitling the holder to receive one-tenth (1/10) of one ordinary share(2)(3)	457(O)	6,900,000	$10.00	$69,000,000	0.00015310		$10,563.9
		Ordinary Shares, par value $0.001 per share, included as part of the Units(3)	Others(4)	6,900,000
		Rights included as part of the Units(3)	Others(4)	6,900,000
		Shares underlying Rights included as part of the Units(3)	Other(4)	690,000
	Total Offering Amounts					$69,000,000	0.00015310		$10,563.9
	Total Fees Previously Paid							$
	Total Fee Offsets							$
	Net Fee Due								$10,563.9

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes 900,000 units, consisting of 900,000 ordinary shares and 900,000 rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting form share subdivisions, share consolidations, share capitalizations or similar transactions.
(4)	No fee pursuant to Rule 457(g).